    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 9, 1995

                                                  REGISTRATION NO. 33-58209
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ----------------

                              AMENDMENT NO. 1

                                    TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               ----------------

                              WHITMAN CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                DELAWARE                               36-6076573
    (STATE OR OTHER JURISDICTION OF                 (I.R.S. EMPLOYER
     INCORPORATION OR ORGANIZATION)               IDENTIFICATION NO.)
                              3501 ALGONQUIN ROAD
                        ROLLING MEADOWS, ILLINOIS 60008
                                 (708) 818-5000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                                WILLIAM B. MOORE
                 VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL
                              WHITMAN CORPORATION
                              3501 ALGONQUIN ROAD
                        ROLLING MEADOWS, ILLINOIS 60008
                                 (708) 818-5000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                                   COPIES TO:
              JIM L. KAPUT                         H. KURT VON MOLTKE
            SIDLEY & AUSTIN                         KIRKLAND & ELLIS
        ONE FIRST NATIONAL PLAZA                200 EAST RANDOLPH DRIVE
        CHICAGO, ILLINOIS 60603                 CHICAGO, ILLINOIS 60601

                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF SALE TO PUBLIC: From time to time after the effective date of this Registration Statement.
  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                 PRELIMINARY PROSPECTUS DATED MAY 9, 1995
                             SUBJECT TO COMPLETION

PROSPECTUS

LOGO

                              WHITMAN CORPORATION

                                  $313,000,000

                                DEBT SECURITIES

                                 -------------

  Whitman Corporation ("Whitman" or the "Company") may offer from time to time its unsecured debentures, notes or other evidences of indebtedness ("Securities"), in one or more series, in amounts, at prices and on terms to be determined at the time of sale, from which the Company will receive up to an aggregate of $313,000,000 in proceeds, or the equivalent thereof if any of the Securities are denominated in one or more foreign currencies or currency units. The Securities may be sold to underwriters, to or through dealers, acting as principals or acting as agents, or directly to other purchasers (see "Plan of Distribution").

  The Securities may be issued in registered form without coupons, or in unregistered form with or without coupons. In addition, all or a portion of the Securities may be issued in temporary or definitive global form. Securities which are book-entry Securities will be issued in registered global form.

  The specific designation, aggregate principal amount, designated coin, currency or currencies, or currency unit or units in which the principal, any premium or any interest is payable, authorized denominations, purchase price, maturity, interest rate (which may be fixed or variable) and time of payment of any interest, any redemption terms or other special terms and the terms of the offering in connection with the sale of the Securities in respect of which this Prospectus is being delivered, together with the names of any underwriters, dealers or agents, applicable commissions or discounts and net proceeds to the Company from the sale thereof, are set forth in the accompanying Prospectus Supplement ("Prospectus Supplement").

  This Prospectus may not be used to consummate sales of Securities unless accompanied by a Prospectus Supplement.

                                 -------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 -------------

                THE DATE OF THIS PROSPECTUS IS           , 1995.

  NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT IN CONNECTION WITH ANY OFFERING CONTEMPLATED HEREBY OR THEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. NEITHER THIS PROSPECTUS NOR ANY PROSPECTUS SUPPLEMENT CONSTITUTES AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THEREOF OR THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048; and Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained from the Public Reference Section of the Commission, at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

  Such reports, proxy statements and other information concerning the Company can be inspected at the offices of the national securities exchanges on which the Company's Common Stock is listed: New York Stock Exchange, 20 Broad Street, New York, New York 10005; Chicago Stock Exchange, 440 South LaSalle Street, Chicago, Illinois 60605; and the Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104. This Prospectus does not contain all the information set forth in the Registration Statement and exhibits thereto which the Company has filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), to which reference is hereby made.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The Company's Annual Report on Form 10-K for the year ended December 31, 1994, filed with the Commission, is incorporated by reference in this Prospectus.

  All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified and superseded, to constitute a part of this Prospectus.

  The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in this Prospectus, excluding exhibits. Such requests should be directed to Corporate Communications Department, Whitman Corporation, 3501 Algonquin Road, Rolling Meadows, Illinois 60008, telephone: (708) 818-5000.

                                  THE COMPANY

  Whitman is a holding company which conducts its business through three principal subsidiaries: Pepsi-Cola General Bottlers, Inc. ("Pepsi General"), Midas International Corporation ("Midas"), and Hussmann Corporation ("Hussmann"). The Company's principal executive offices are located at 3501 Algonquin Road, Rolling Meadows, Illinois 60008, telephone: (708) 818-5000.

  In 1988, the Company changed its name from IC Industries, Inc. to Whitman Corporation and sold its aerospace and defense subsidiary (Pneumo Abex Corporation). In 1989, the Company spun off to its shareholders its railroad operations (Illinois Central Railroad Company). In 1991, the Company spun off to its shareholders all of the common stock of Pet Incorporated, a specialty foods company.

PEPSI GENERAL

  Pepsi General is the largest independent Pepsi bottler in the United States. Pepsi General packages and distributes Pepsi-Cola products, including Pepsi, Diet Pepsi, Caffeine Free Pepsi, Caffeine Free Diet Pepsi, Wild Cherry Pepsi, Mountain Dew, Diet Mountain Dew, Slice and All Sport, under exclusive franchises in markets in 12 states in the North-Central United States with a population of approximately 25 million people. Pepsi General also packages and sells other beverages in some markets, including Seven-Up, Dr Pepper, Dad's Root Beer, A & W Root Beer, Canada Dry, Hawaiian Punch, Ocean Spray and Lipton's Tea.

  Pepsi General's franchises grant it the exclusive right to produce and sell the products and use the related trade names and trademarks in the franchised territories. The franchises require Pepsi General, among other things, to purchase its concentrate requirements solely from the franchisor at prices established by the franchisor, and to promote diligently the sale and distribution of the franchised products. Packaging materials (bottles, bottle caps, cans, cartons and cases) are obtained from manufacturers approved by the franchisor and other items are purchased in the general market. The franchises are for an indefinite term and are subject to termination upon failure to comply with the provisions of the franchise agreement.

  Products are distributed by Pepsi General to retail outlets primarily by trucks operated by Pepsi General route salesmen. Pepsi General also owns, leases or sells the vending machines which dispense its soft drink products in factories, offices, schools, stores, gasoline stations and other locations. Pepsi General's facilities include six bottling plants, three canning plants, three combination bottling/canning plants and more than 60 warehouses and distribution facilities.

  As the result of an agreement entered into in 1987, Pepsi General is 80% owned by Whitman and 20% owned by a subsidiary of PepsiCo, Inc. ("PepsiCo"), which is the franchisor of Pepsi-Cola products. While Pepsi General manages all phases of its operations, including pricing of its products, PepsiCo and Pepsi General exchange production, marketing, and distribution information.

  In 1994, PepsiCo granted Pepsi General a franchise for the distribution of Pepsi-Cola products in the western and northern areas of Poland for an initial term of 15 years. Pepsi General anticipates an investment of as much as $100 million over the next 5-8 years in Poland, and expects to incur losses in Poland over the next two to three years as this new venture is developed. Such losses are not expected to be material to the operating results of the Company during any such year.

MIDAS

  Midas operates the world's largest franchised dealer network specializing in under-the-car services. Midas services automotive exhaust systems, steering/suspension systems and brakes through approximately 2,575 franchised and company-owned shops operating in 14 countries. Approximately 87% of the shops are franchised and the remainder are company-owned.

  Four domestic manufacturing plants produce nearly 1,800 different types of mufflers and more than 2,700 types of exhaust and tail pipes which will fit nearly 96% of the cars and light trucks -- both foreign and domestic -- on the road today in the U.S. The principal source of Midas' revenue is derived from its network of franchised and company-owned and operated retail shops. Midas collects an initial franchise fee and receives yearly royalties based upon the franchisees' gross revenues. In addition, Midas generates revenues from the sale of manufactured mufflers and tubing, and from the resale of purchased parts (primarily brakes, shocks and front-end alignment components) to its franchisees. Midas also sells its manufactured exhaust system parts under other brand names to automotive parts distributors, jobbers and automobile accessory stores and its fabricated tube-bending equipment to jobbers and retail installers.

  Midas' warranty of mufflers, brakes and shocks is particularly important to its marketing program. Competitors include automotive service centers of retail chain stores, muffler shops, automotive dealers, gasoline stations and independent repair shops.

HUSSMANN

  Hussmann produces merchandising and refrigeration systems for supermarkets and other food stores. Products include refrigerated display cases, commercial/industrial refrigeration systems, storage coolers, bottle coolers, walk-in coolers, and heating, ventilating and air conditioning equipment. Hussmann is the market leader in North America, and has substantial operations in the United Kingdom. Its customers include independent and chain-owned supermarkets, other grocery stores and convenience/specialty stores.

  Hussmann operates 17 manufacturing facilities in the United States, Mexico, Canada and the United Kingdom, and also operates a number of branch facilities which sell, install and service Hussmann products. Hussmann products are marketed internationally by both Hussmann sales personnel and independent distributors.

  In December, 1994, Hussmann established a joint venture in China with Luoyang Refrigeration Machinery Factory to produce refrigeration systems and food display cases. Hussmann has a 55% interest in the joint venture, and will initially invest $5.5 million for state-of-the-art production systems in China. It is expected that the joint venture will begin production of cases designed by Hussmann in the spring of 1995.

                      RATIOS OF EARNINGS TO FIXED CHARGES

                                                     YEARS ENDED DECEMBER 31
                                                     ------------------------
                                                     1994 1993 1992 1991 1990
                                                     ---- ---- ---- ---- ----
Ratio of Earnings to Fixed Charges(1)............... 3.6x 3.0x 2.6x 2.2x 0.8x(2)

- --------
(1) The ratio of earnings to fixed charges for the Company is defined as income before provision for income taxes and minority interest plus interest expense (including amortization of debt issuance expense), and the portion of rental expense which represents interest (deemed to be one-third of rentals) divided by fixed charges. Fixed charges include interest expense (including capitalized interest and amortization of debt issuance expense) and the portion of rental expense which represents interest.
(2) In 1990, the ratio of earnings to fixed charges was less than one-to-one coverage principally as a result of a $170.8 million restructuring charge. The dollar amount of fixed charge coverage deficiency in 1990 was $39.3 million. Excluding the restructuring charge, the ratio of earnings to fixed charges was 1.8x in 1990.

                                USE OF PROCEEDS

  Except as otherwise set forth in the applicable Prospectus Supplement, the net proceeds from the sale of the Securities will be used for general corporate purposes, including the repayment of indebtedness.

                           DESCRIPTION OF SECURITIES

  The following description of the Securities sets forth certain general terms and provisions to which any Prospectus Supplement may relate. The particular terms of Securities being offered and the extent to which such general provisions apply are described in the Prospectus Supplement relating thereto.

  The Securities are to be issued under an Indenture dated as of January 15, 1993 (the "Indenture"), between the Company and The First National Bank of Chicago, as Trustee ("Trustee"). The Indenture is filed as an exhibit to the Registration Statement. The following summary of certain provisions of the Securities and the Indenture is subject to, and is qualified in its entirety by, all of the provisions of the Indenture. Article and section references in parentheses are to the Indenture. Wherever particular provisions (including definitions) of the Indenture are referred to, such provisions are incorporated by reference as a part of the statements made, and the statements are qualified in their entirety by such reference.

GENERAL

  The Securities will be unsecured and will rank on a parity with all other unsecured and unsubordinated indebtedness of the Company. The Indenture provides that the Securities may be issued thereunder from time to time in one or more series and does not limit the aggregate principal amount of the Securities or of any particular series of Securities.

  The Securities may be issued in fully registered form without coupons or in unregistered form with or without coupons. The Securities may also be issued in the form of one or more temporary or definitive global securities (each a "Global Security"). Registered Securities which are book-entry securities will be issued as registered Global Securities. Unregistered Securities may also be issued in the form of temporary or definitive Global Securities.

  The Securities may be denominated in U.S. dollars, or in any other currency or currency unit. If any of the Securities are sold for any foreign currency or currency unit or if principal of (and premium, if any) and interest, if any, on any of the Securities are payable in any foreign currency or currency unit, the restrictions, elections, tax consequences, specific terms and other information with respect to such issue of Securities and such foreign currency or currency unit will be set forth in the Prospectus Supplement relating thereto.

  Reference is made to the Prospectus Supplement for the following terms of a series of Securities being offered: (a) the title of such Securities; (b) the aggregate principal amount of Securities; (c) the rate or rates (which may be fixed or variable) at which the Securities will bear interest, if any, or the method of determining any interest, the date or dates from which any such interest will accrue, the date or dates on which any such interest will be payable, and the record date for the interest payable on any interest payment date; (d) the date or dates of maturity; (e) the period or periods within which, the price or prices at which, and the terms and conditions upon which, the Company may redeem the Securities; (f) the obligation, if any, of the Company to redeem the Securities pursuant to a sinking fund or at the option of the holder and the period or periods within which, the price or prices at which, and the terms and conditions upon which, the Securities will be redeemed; (g) the portion of the principal amount of the Securities due upon acceleration of maturity in the event of a default; (h) the denominations in which the Securities will be issuable if other than denominations of $1,000 if registered and $5,000 if unregistered; (i) the form used to evidence ownership of the Securities; (j) information with respect to conversion of the Securities, if convertible; (k) the places where the principal (and premium, if any) and interest, if any, are payable; (1) additional offices or agencies for registration of transfer and exchange and for payment of the principal (and premium, if any) and interest, if any; (m) whether the Securities will be issued as registered Securities, or as unregistered Securities, including temporary and definitive Global Securities, the depositary for any Global Security, and the circumstances, if any, upon which such Securities may be exchanged for Securities issued in a different form; (n) if other than U.S. dollars, the coin, currency or currencies, or currency unit or units for which the Securities may be purchased and in which the payment of principal of (and premium, if any) and interest, if any, on such Securities will be made; (o) if the Company or the holders of such Securities may elect payment in a coin, currency or currencies, or currency unit or units other than that in which such Securities are denominated, then the period or periods within which, and the terms and conditions upon which, such election may be made and any provision requiring the holders to bear currency exchange costs; (p) if the amount of any payment on the Securities may be determined with reference to a currency, currency unit, commodity or financial or non-financial index or indices, then the manner in which any such amount shall be determined; (q) whether and under what circumstances the Company will pay additional amounts to any holder of such Securities who is not a U.S. person in respect of any tax, assessment or governmental charge required to be withheld or deducted and, if so, whether the Company will have the option to redeem such Securities rather than pay any additional amounts; (r) the person to whom any interest on a registered Security will be payable if other than as registered on the record date, the manner in which or person to whom any interest on an unregistered Security will be payable if other than upon surrender of the appropriate coupon and the manner in which any interest on a Global Security will be paid; (s) whether defeasance and discharge provisions will not apply to the Securities; and (t) any other terms not inconsistent with the Indenture. (Section 2.01)

  Unless otherwise indicated in the Prospectus Supplement, principal (and premium, if any) and interest, if any, will be payable, and the Securities covered thereby may be registered for transfer or exchange, at the principal corporate trust office of the Trustee in Chicago, Illinois, provided that at the option of the Company, payment of interest on registered Securities may be made by check mailed to the address of the person entitled thereto as it appears on the Security Register or by wire transfer as instructed by the person entitled thereto. (Sections 4.01 and 4.02) No service charge will be made for any exchange or registration of transfer of the Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge. (Section 2.06)

GLOBAL SECURITIES

  Securities of a series may be issued in whole or in part as one or more Global Securities that will be deposited with, or on behalf of, a depositary identified in the Prospectus Supplement relating to such series. Global Securities may be issued in either registered or unregistered form and in either temporary or definitive form. (Section 2.01) The specific terms of the depositary arrangement with respect to any Global Security of a series will be described in the Prospectus Supplement relating to such series.

LIMITATION ON LIENS

  The Indenture provides that neither the Company nor any Restricted Subsidiary (as defined below) will issue, assume or guarantee any notes, bonds, debentures or other similar evidences of indebtedness for money borrowed ("Debt") secured by a mortgage, security interest, lien, pledge or other encumbrance ("liens") upon any Principal Property (as defined below), or on any shares of stock or indebtedness of any Restricted Subsidiary (whether such Principal Property, shares of stock or indebtedness are now owned or hereafter acquired), without effectively providing that the Securities (together with, if the Company so determines, any other indebtedness or obligation then existing or thereafter created, ranking equally with the Securities) shall be secured equally and ratably with (or prior to) such Debt so long as such Debt is so secured. This restriction will not apply to (a) liens affecting property of a corporation existing at the time it becomes a Subsidiary (as defined below) of the Company or at the time it is merged into or consolidated with or purchased by the Company or a Subsidiary; (b) liens existing at the time of acquisition of the property affected thereby or purchase money liens incurred within 180 days after acquisition of the property; (c) liens to secure the cost of construction of new plants or facilities, incurred within 180 days of completion of construction; (d) liens which secure indebtedness owing by a Restricted Subsidiary to the Company or another Restricted Subsidiary; (e) liens existing on the date of the Indenture; (f) liens in connection with the issuance of certain pollution control or industrial revenue bonds or similar financings;
(g) certain statutory liens or similar liens arising in the ordinary course of business; (h) certain liens in connection with legal proceedings and government contracts and certain deposits or liens made to comply with workers' compensation or similar legislation; (i) liens existing on property acquired by the Company or a Restricted Subsidiary through the exercise of rights arising out of defaults on receivables acquired in the ordinary course of business; (j) liens for certain judgments and awards; (k) liens for certain taxes, assessments, governmental charges or other liens of a similar nature, which do not materially impair the use of such property in the operation of the business of the Company or a Restricted Subsidiary or the value of such property for the purposes of such business; and (l) certain extensions, renewals or replacements of any liens referred to in the foregoing clauses (a) through (k). (Section 4.05) See also "Exempted Indebtedness" below.

LIMITATION ON SALE AND LEASE-BACK

  The Indenture provides that neither the Company nor any Restricted Subsidiary will enter into any sale and lease-back transaction with respect to any Principal Property (except for temporary leases of a term, including renewals, not exceeding five years) unless either (a) the Company or such Restricted Subsidiary would be entitled, pursuant to the provisions of Section 4.05, to incur Debt secured by a lien on the property to be leased without equally and ratably securing the Securities, or (b) the Company within 180 days after the effective date of such transaction applies to the voluntary retirement of its funded debt an amount equal to the value of such transaction, defined as the greater of the net proceeds of the sale of the property leased in such transaction or the fair value, in the opinion of the Board of Directors, of the leased property at the time such transaction was entered into. (Section 4.06) See also "Exempted Indebtedness" below.

DEFINITIONS

  The term "Principal Property" means any manufacturing plant or warehouse owned or leased by the Company or any Subsidiary located within the United States of America, the gross book value of which exceeds one percent of Consolidated Net Worth (as defined below), other than manufacturing plants and warehouses which the Board of Directors by resolution declares, together with all other plants and warehouses previously so declared, is not of material importance to the total business conducted by the Company and its Restricted Subsidiaries as an entirety. The term "Restricted Subsidiary" is defined to mean any Subsidiary which owns or leases a Principal Property and substantially all the property of which is located, or substantially all of the business of which is carried on, within the United States of America or which is incorporated under the laws of any state of the United States of America. The term "Subsidiary" means any corporation at least a majority of the outstanding securities of which having ordinary voting power to elect a majority of the board of directors of such corporation (whether or not any other class of securities has or might have voting power by reason of the occurrence of a contingency) is at the time owned or controlled, directly or indirectly, by the Company, by one or more Subsidiaries or by the Company and one or more Subsidiaries. (Article One). The term "Consolidated Net Worth" means the excess of assets over liabilities of the Company and its consolidated Subsidiaries, plus Minority Interests, as determined from time to time in accordance with generally accepted accounting principles consistently applied. The term "Minority Interest" is defined as any shares of stock of any class of a Subsidiary (other than directors' qualifying shares) that are not owned by the Company or a Subsidiary. (Section 6.01)

EXEMPTED INDEBTEDNESS

  Notwithstanding the foregoing limitations on liens and sale and lease-back transactions, the Company and its Restricted Subsidiaries may issue, assume, or guarantee Debt secured by a lien without securing the Securities, or may enter into sale and lease-back transactions without retiring funded debt, or enter into a combination of such transactions, if the sum of the principal amount of all such Debt and the aggregate value of all such sale and lease-back transactions does not at any such time exceed 10% of the consolidated total assets of the Company and its consolidated Subsidiaries as shown in the audited consolidated balance sheet contained in the latest annual report to the shareholders of the Company. (Section 4.07)

DEFEASANCE

  Unless otherwise provided in the applicable Prospectus Supplement, the following defeasance provisions will apply to the Securities being offered thereby.

  Satisfaction and Discharge. The Indenture provides that, unless inapplicable to any series of Securities, the Company will be discharged from any and all obligations in respect of the Securities of any series (except, among other things, for certain obligations to register the transfer or exchange of Securities of such series, to replace stolen, lost, destroyed or mutilated Securities of such series, to maintain paying agencies and to hold monies for payment in trust), if the Company shall deposit with the Trustee, in trust, money and/or Government Obligations which through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and each installment of interest on the Securities of such series on the due date of such payments in accordance with the terms of the Indenture and the Securities of such series. Such a trust may only be established if, among other things, the Company has delivered to the Trustee an opinion of counsel of recognized national standing to the effect that holders of the Securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, satisfaction and discharge and will be subject to federal income tax on the same amount and in the same manner and at the same times, as would have been the case if such deposit, defeasance and discharge had not occurred. (Section 12.02(a)) The term "Government Obligations" with respect to any series of Securities means direct noncallable obligations of the government which issued the currency in which the Securities of that series are denominated or noncallable obligations the payment of the principal of and interest on which is fully guaranteed by such government and which, in either case, are full faith and credit obligations of such government. (Article One)

  Defeasance of Certain Covenants and Certain Events of Default. The Indenture provides that, unless inapplicable to any series of Securities, the Company may omit to comply with certain covenants in Sections 4.05 (Limitation on Liens),
4.06 (Limitation on Sale and Lease-back) and 4.07 (Exempted Indebtedness) and Article Eleven (Consolidation, Merger, Sale, Conveyance or Lease) if the Company shall deposit with the Trustee, in trust, money and/or Government Obligations which through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and each installment of interest on the Securities of such series on the due date of such payments in accordance with the terms of the Indenture and the Securities of such series. All obligations of the Company under the Indenture and the Securities of such series other than with respect to the covenants referred to above and all Events of Default other than with respect to such covenants shall remain in full force and effect. Such a trust may only be established if, among other things, the Company has delivered to the Trustee an opinion of counsel of recognized national standing to the effect that the holders of the Securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times, as would have been the case if such deposit and defeasance had not occurred. (Section 12.02(b))

  Defeasance and Certain Other Events of Default. In the event the Company exercises its option to omit to comply with Sections 4.05, 4.06 and 4.07 and Article Eleven of the Indenture with respect to the Securities of any series as described above and the Securities of such series are declared due and payable because of the occurrence of any Event of Default other than default with respect to Sections 4.05, 4.06 and 4.07 and Article Eleven as referred to above, the amount of money and Government Obligations on deposit with the Trustee will be sufficient to pay amounts payable on the Securities of such series on their respective due dates without such acceleration, but may not be sufficient to pay amounts due on the Securities of such series at the time of the acceleration resulting from such Event of Default. However, the Company would remain liable for such payments.

MERGER, CONSOLIDATION AND SALE OF ASSETS

  The Company may consolidate with, or merge into, or sell, lease or convey all or substantially all of its assets to, any person, if, among other things, (i) the Company is the continuing corporation or the successor is a U.S. corporation which assumes all the obligations of the Company under the Securities and under the Indenture and (ii) after giving effect thereto, no Event of Default under the Indenture or no event which, after notice or lapse of time or both, would become an Event of Default shall have occurred and be continuing. (Section 11.01) With respect to the sale of assets referred to in the foregoing sentence, the phrase "all or substantially all" as used in the Indenture varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under Illinois law (which governs the Indenture) and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of all or substantially all of the Company's assets and therefore it may be unclear whether such a disposition has occurred.

  Unless otherwise described in a Prospectus Supplement, there are no covenants or provisions contained in the Indenture which may afford the holders of Securities of a series with protection in the event of a highly leveraged transaction involving the Company. Accordingly, the Company could in the future enter into transactions that could increase the amount of Debt outstanding at that time or otherwise affect the Company's capital structure or credit rating.

EVENTS OF DEFAULT

  An Event of Default with respect to any series of Securities is defined as being: default for 30 days in payment of interest, if any, on any Security of that series; default in payment of principal (or premium, if any) on any Security of that series as and when the same becomes due; default by the Company in the performance of any of the other covenants in Securities of that series or in the Indenture relating to Securities of that series which shall not have been remedied within a period of 90 days after notice to the Company by the Trustee or holders of at least 25% in aggregate principal amount of the Securities of that series then outstanding; certain events of bankruptcy, insolvency or reorganization of the Company; or acceleration of any indebtedness for money borrowed by the Company or any Restricted Subsidiary in excess of the greater of $30,000,000 in aggregate principal amount or 5% of the Consolidated Net Worth of the Company. (Section 6.01) No Event of Default with respect to the Securities of a particular series constitutes an Event of Default with respect to any other series. Additional Events of Default may be prescribed for the benefit of holders of certain series of Securities and described in the Prospectus Supplement relating to such Securities. The Indenture provides that the Trustee will notify the holders of Securities of each series of Events of Default known to it and affecting that series within 90 days after the occurrence thereof; provided that, except in the case of default in the payment of principal (and premium, if any) and interest, if any, or in the making of any sinking fund payment, the Trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of such Securities. (Section 7.02)

  The Indenture provides that if an Event of Default with respect to any series of Securities shall have occurred and be continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of Securities of that series then outstanding may declare, upon written notice, the principal amount (or, if the Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all the Securities of that series to be immediately due and payable, but upon certain conditions such declaration may be annulled and past defaults (except, unless theretofore cured, a default in payment of principal of (and premium, if any) and interest, if any, on Securities of that series) may be waived by the holders of a majority in principal amount of the Securities of that series then outstanding. (Section 6.02)

  Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default with respect to any series of Securities shall occur and be continuing, the Trustee will be under no obligation to exercise any of the rights or powers in the Indenture at the request or direction of any of the holders of that series, unless such holders shall have offered to the Trustee reasonable security or indemnity. (Sections 7.01 and 7.03) The holders of a majority in principal amount of the Securities of each series affected by an Event of Default and then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee under the Indenture or exercising any trust or power conferred on the Trustee with respect to the Securities of that series. (Section 6.12)

MODIFICATION OF THE INDENTURE

  The Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than a majority in principal amount of the Securities of each series at the time outstanding, to execute supplemental indentures adding any provisions to, or changing in any manner or eliminating any of the provisions of, the Indenture or any supplemental indenture with respect to the Securities of such series; provided that no such supplemental indenture may, among other things (a) extend the maturity of any Security, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of any interest thereon, or reduce any premium payable upon the redemption thereof, or change the currency in which any Security is payable, without the consent of the holder of each Security so affected, or (b) reduce the aforesaid majority in principal amount of the Securities of such series, the consent of the holders of which is required for any such supplemental indenture, without the consent of the holders of all Securities of such series. (Section 10.02)

THE TRUSTEE

  The First National Bank of Chicago (the "Trustee") has lending and other customary banking relationships with the Company. First Chicago Capital Markets, Inc., an affiliate of the Trustee, has from time to time acted as a selling agent in the distribution of the Company's debt securities.

                              PLAN OF DISTRIBUTION

  Whitman may sell Securities to underwriters, to or through dealers, acting as principals or as agents, or directly to other purchasers. Securities also may be sold by underwriters directly to other purchasers or through other dealers, which may receive compensation from the underwriters in the form of discounts, concessions or commissions. The Prospectus Supplement with respect to Securities being offered sets forth the terms of the offering, including the name or names of any underwriters or agents, any discounts, commissions and other items constituting compensation from the Company and any discounts, concessions or commissions allowed or reallowed or paid by any underwriters to other dealers. Underwriters, dealers and agents that participate in the distribution of the Securities may be deemed to be underwriters and any discounts, concessions or commissions received by them and any profit on the resale of Securities by them may be deemed to be underwriting discounts and commissions under the Securities Act.

  The Securities may be sold from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. The place and time of delivery of Securities in respect of which this Prospectus is delivered are set forth in the Prospectus Supplement.

  If so indicated in the Prospectus Supplement, the Company has authorized underwriters or agents to solicit offers by certain specified institutions to purchase Securities from the Company at the offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the Prospectus Supplement and to the condition that the purchase of such Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. Any commission payable for solicitation of such contracts is set forth in the Prospectus Supplement. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

  Each series of Securities to be offered will be a new issue of securities with no established trading market. Certain underwriters to whom Securities are sold by the Company for public offering and sale may make a market in such Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any Securities.

  Underwriters and agents may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act. Such underwriters and agents may be customers of, engage in transactions with, or perform services for the Company in the ordinary course of business.

                                 LEGAL OPINIONS

  Unless otherwise indicated in the Prospectus Supplement, certain legal matters in connection with the Securities offered hereby will be passed upon for the Company by William B. Moore, Vice President, Secretary and General Counsel of the Company, and by Sidley & Austin, Chicago, Illinois, and for any underwriters or agents by Kirkland & Ellis, Chicago, Illinois. Mr. Moore is an officer and full-time employee of the Company and owns, and holds options to purchase, shares of its common stock.

                                    EXPERTS

  The consolidated financial statements incorporated herein by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 have been so incorporated in reliance on the report of KPMG Peat Marwick LLP, independent certified public accountants, given upon the authority of said firm as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following are the estimated expenses of the issuance and distribution of the securities (other than underwriting discounts and commissions) being registered, all of which will be paid by the Company:

      SEC registration fee............................................ $103,448
      Printing and engraving..........................................   35,000
      Trustee's fees and expenses.....................................    6,000
      Legal fees and expenses.........................................   60,000
      Accounting fees and expenses....................................   30,000
      Blue Sky fees and expenses......................................   28,000
      Rating Agency fees..............................................  150,000
      Miscellaneous...................................................   10,000
                                                                       --------
          Total....................................................... $422,448
                                                                       ========

All of the above amounts, other than the SEC registration fee, are estimated.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 145 of the General Corporation Law of the State of Delaware permits indemnification of directors, officers, employees and agents of corporations under certain conditions and subject to certain limitations. Article V of the Company's By-Laws provides for indemnification of any director, officer, employee or agent of the Company, or any person serving in the same capacity in any other enterprise at the request of the Company, under certain circumstances. Article NINTH of the Company's Certificate of Incorporation eliminates the liability of directors of the Company under certain circumstances for breaches of fiduciary duty to the Company and its shareholders.

  Directors and officers of the Company are insured, at the expense of the Company, against certain liabilities which might arise out of their employment and which might not be indemnified or indemnifiable under the By-laws. The primary coverage is provided by a Directors and Officers Liability Insurance Policy in customary form having a three-year term. Certain excess coverage is provided by other carriers under policies providing for annual renewals. The coverage also applies to directors and officers of subsidiaries of the Company of which the Company has majority ownership. No deductibles or retentions apply to individual directors or officers.

ITEM 16. EXHIBITS.

  The following documents are filed herewith or incorporated herein by reference. Documents indicated by an asterisk (*) are incorporated herein by reference to the file number indicated. Documents indicated by a sharp sign (#) have been filed previously as an exhibit hereto.

      EXHIBIT
      NUMBER                     DESCRIPTION OF EXHIBITS
      -------                    -----------------------
      #1(a)    Form of Underwriting Agreement.
      #1(b)    Form of Distribution Agreement.
       *4      Indenture dated as of January 15, 1993 between Whitman
               Corporation and The First National Bank of Chicago,
               Trustee (incorporated by reference to File No. 1-4710, An-
               nual Report on Form 10-K for the year ended December 31,
               1992, Exhibit (4)a).
      #5       Opinion of Sidley & Austin.
      *12      Statement of Calculation of Ratio of Earnings to Fixed
               Charges (incorporated by reference to File No. 1-4710, An-
               nual Report on Form 10-K for the year ended December 31,
               1994, Exhibit 12).
       23(a)   Consent of KPMG Peat Marwick LLP.
     #23(b)    Consent of Sidley & Austin (included in Exhibit 5).
     #24       Powers of Attorney.
     #25       Statement of Eligibility and Qualification on Form T-1 of
               The First National Bank of Chicago, as Trustee under the
               Indenture pursuant to which the Debt Securities
               registered hereunder are to be issued.

ITEM 17. UNDERTAKINGS.

  The Company hereby undertakes:

    (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

  provided, however, that the undertakings set forth in paragraphs (i) and
  (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  In addition, the Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, WHITMAN CORPORATION CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT ON FORM S-3 AND HAS DULY CAUSED THIS AMENDMENT NO. 1 TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF ROLLING MEADOWS, STATE OF ILLINOIS, ON MAY 9, 1995.

                                          WHITMAN CORPORATION

                                                   /s/ Frank T. Westover
                                          By: _________________________________
                                                     Frank T. Westover
                                             Senior Vice President-Controller

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 1 HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON MAY 9, 1995.

                 SIGNATURE                  TITLE
                 ---------                  -----
                     *
- -------------------------------------------
             Bruce S. Chelberg              Chairman and Chief Executive Officer and
                                             Director
                     *
- -------------------------------------------
             Thomas L. Bindley              Executive Vice President (Principal
                                             Financial Officer)
         /s/ Frank T. Westover
- -------------------------------------------
             Frank T. Westover              Senior Vice President-Controller (Principal
                                             Accounting Officer)
                     *
- -------------------------------------------
             Richard G. Cline               Director

- -------------------------------------------
              James W. Cozad                Director

- -------------------------------------------
             Pierre S. du Pont              Director
                     *
- -------------------------------------------
              Archie R. Dykes               Director
                     *
- -------------------------------------------
               Helen Galland                Director
                     *
- -------------------------------------------
           Jarobin Gilbert, Jr.             Director

                 SIGNATURE                  TITLE
                 ---------                  -----
                     *
- -------------------------------------------
            Victoria B. Jackson             Director

- -------------------------------------------
             Donald P. Jacobs               Director
                     *
- -------------------------------------------
             Charles S. Locke               Director

         /s/ Frank T. Westover
*By: ________________________________
           Frank T. Westover
           Attorney-in-Fact

                                 EXHIBIT INDEX

  The following documents are filed herewith or incorporated herein by reference. Documents indicated by an asterisk (*) are incorporated herein by reference to the file number indicated. Documents indicated by a sharp sign (#) have been filed previously as an exhibit hereto.

      EXHIBIT
      NUMBER                        DESCRIPTION OF EXHIBITS
      -------                       -----------------------
      #1(a)    Form of Underwriting Agreement.
      #1(b)    Form of Distribution Agreement.
       *4      Indenture dated as of January 15, 1993 between Whitman Corpora-
               tion and The First National Bank of Chicago, Trustee (incorpo-
               rated by reference to File No. 1-4710, Annual Report on Form 10-
               K for the year ended December 31, 1992, Exhibit (4)a).
      #5       Opinion of Sidley & Austin.
      *12      Statement of Calculation of Ratio of Earnings to Fixed Charges
               (incorporated by reference to File No. 1-4710, Annual Report on
               Form 10-K for the year ended December 31, 1994, Exhibit 12).
       23(a)   Consent of KPMG Peat Marwick LLP.
     #23(b)    Consent of Sidley & Austin (included in Exhibit 5).
     #24       Powers of Attorney.
     #25       Statement of Eligibility and Qualification on Form T-1 of The
               First National Bank of Chicago, as Trustee under the Indenture pursuant to which the Debt Securities registered hereunder are to be issued.